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                                                                EXHIBIT 99.1

                             [LITTON LETTERHEAD]



                            FOR IMMEDIATE RELEASE


LITTON SETTLES LAWSUIT
WITH U.S. GOVERNMENT

        BEVERLY HILLS, CA, July 14 -- Litton Industries, Inc. announced today that its Litton Systems, Inc. subsidiary has settled all claims related to a suit filed under the civil False Claims Act. The suit arose from a dispute over the allocation of data processing costs among commercial and defense customers of a division of the subsidiary.

        The action is being dismissed by the U.S. District Court in Los Angeles without any admission of wrongdoing or liability by Litton. The company will pay $82 million to the U.S. government in settlement. Litton has also agreed to pay $4 million to the nongovernment plaintiffs for attorneys fees. The potential liability for damages and penalties could have totaled as much as $650 million.

        The lawsuit involved the interpretation of highly complex government cost accounting provisions relating to the charging of costs at Litton Computer Services division data center.

        "A decision to settle is a difficult choice when you believe your position is correct," said Litton Chairman Alton J. Brann. "This decision was made in recognition of the potentially significant amount at risk and the disruptive force of long-term litigation. The mutually acceptable agreement fully disposes of an issue that could have taken several more years to resolve through the judicial process. The settlement is in the financial interests of our shareholders and allows Litton's new corporate management to focus its total effort on the business opportunities ahead in the worldwide defense marketplace."

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        Litton Senior Vice President and General Counsel John E. Preston said,
"We believe that we correctly interpreted these complex government regulations, and that the Litton employees involved acted in good faith. It is our further belief that the accounting system in place at Litton Computer Services division actually lowered the costs to all customers, including the government, by several million dollars. It unfortunately illustrates the difficulty in attempting to do government and commercial work in the same facility."

        Litton is a leader in worldwide technology markets for advanced electronic and defense systems, and a major designer and builder of surface combat ships for the U.S. Navy and allied nations.

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